Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is between David G. Remington (“Mr. Remington”) and Itron, Inc. (“Itron”).

Recitals

A.	Mr. Remington has been employed by Itron as its Chief Financial Officer since 1996.

B.	Mr. Remington will retire from his CFO position with Itron on December 31, 2004.

C.	At Itron’s request, Mr. Remington will be reasonably available to provide certain services to Itron, first as a part-time employee and then as a consultant consistent with his other obligations.

D.	Mr. Remington and Itron wish to enter into an agreement under which Itron will provide consideration for Mr. Remington’s continuing service consistent with his other obligations and define their ongoing relationship.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, Itron and Mr. Remington agree as follows:

Agreement

A.	Termination of full time employment, option vesting and certain benefits

1.	Effective at the close of business on December 31, 2004, Mr. Remington will retire from full time employment with Itron as its CFO, and he will become a part-time employee.

2.	Mr. Remington will receive salary and benefits at his current level until December 31, 2004.

3.	Itron will pay Mr. Remington a lump sum bonus of $275,000 in January, 2005.

4.	Mr. Remington’s existing grants of stock options under the 1989 Restated Stock Option Plan as amended and restated on February 3, 1997 and the 2000 Stock Option Plan (the “Plans”) will continue to vest until the end of his part time employment and be exercisable strictly in accordance with the Plans and the schedule set forth for each option in the applicable stock option letter with no modifications whatsoever to the Plans or schedules. He will not receive any additional option grants.

6.	Itron will pay Mr. Remington’s COBRA payments through June 30, 2006. These payments will be paid whether or not Mr. Remington provides the part-time services described in Section B.

7.	Monies in Mr. Remington’s account under the Itron deferred compensation plan will be treated strictly in accordance with the plan.

8.	Monies in Mr. Remington’s Itron 401(k) plan and future contributions to the plan will be treated strictly in accordance with the plan.

9.	Mr. Remington will be responsible for any federal or state taxes or other required deductions or obligations that he incurs as a result of the provision of anything to him by Itron under this Agreement. All amounts paid and benefits provided to Mr. Remington under this Agreement will be subject to required tax and other deductions.

B.	Continued Service to Itron

10.	For the period beginning January 1, 2005 and ending December 31, 2006, Mr. Remington will be employed by Itron as a part-time employee as follows:

(a) He will assist Itron’s CEO and CFO.

(b) His duties will be those described on Attachment A as reasonably requested by Itron’s CEO or CFO and as otherwise mutually agreed.

(c) He will be reasonably available to provide each month during this period and in a manner consistent with his assignments and other professional obligations forty hours of work on behalf of Itron. However, Mr. Remington will not work for more than thirty hours in any single week during such period without prior approval from Itron’s CEO or CFO.

(d) His monthly base compensation for being available for forty hours per month will be $6,731 paid in accordance with Itron’s payroll polices.

(e) For each hour of service in excess of forty hours per month, Mr. Remington will be paid $150 per hour. He will submit to Itron an appropriate time sheet reflecting such hours within ten business days of the end of the month during which such hours were incurred. Itron will pay Mr. Remington for hours in excess of forty hours per month within thirty calendar day from receipt of an appropriate time sheet.

(f) He will not receive any Itron benefits as a part-time employee other than those specifically provided in this Agreement.

(g) Itron will provide Mr. Remington with office space or other support that Mr. Remington reasonably requests in order to provide continued service to Itron under this section.

11.	For the period beginning January 1, 2007 and for 36 consecutive months thereafter, Mr. Remington will be retained as a consultant to Itron:

(a) Itron will pay Mr. Remington $170 per hour and will guarantee that the minimum number of compensable hours in each month will be 24. He will be paid for such minimum hours within ten business day from the end of such month.

(b) Assignments will be those described on Attachment A as reasonably requested by Itron’s CEO or CFO and as otherwise mutually agreed.

(c) He will be reasonably available to provide consulting services each month during this period and in a manner consistent with his assignments and other professional obligations.

(d) If required by Itron, Mr. Remington will execute an appropriate confidentiality agreement with Itron reasonably acceptable to Mr. Remington relating to confidential information that he receives while a consultant to Itron.

C.	Family Health Benefits

12.	For 42 subsequent months after termination of COBRA benefits on June 30, 2006, Itron will reimburse Mr. Remington an annualized amount not to exceed $25,000 for the cost of a family medical plan under one of the options described in Attachment B as selected by Mr. Remington or a similar plan. Mr. Remington will submit appropriate documentation for such reimbursement. Reimbursement will be paid to Mr. Remington within thirty calendar days from receipt of appropriate documentation. This reimbursement will be paid whether or not Mr. Remington provides the part-time or consulting services described in Section B.

D.	Other Matters

13.	Mr. Remington expressly reaffirms the Itron, Inc. Employee Invention and Nondisclosure Agreement.

14.	Effective December 31, 2004 the Change in Control Agreement between Itron and Mr. Remington dated February 29, 1996 will terminate and thereafter become null and void.

15.	The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

16.	This Agreement will be binding upon Itron’s successors and assigns.

17.	This Agreement is entered into in the State of Washington and shall be interpreted under the laws of the State of Washington without application of its conflict of laws rules. Any disputes under this Agreement must be brought in a court of competent jurisdiction in the State of Washington.

18.	Mr. Remington agrees that the compensation and other benefits provided to him by Itron under this Agreement are in full consideration for all services contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

Itron, Inc.:		David G. Remington:

By:	/s/ LeRoy D. Nosbaum	By:	/s/ David G. Remington
Date:	December 24, 2004	Date:	December 24, 2004

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